Exhibit 99.01
Diamond Reports a 40% Increase in Sales and Raises Guidance
•	Retail net sales grew 58%, led by a 130% increase in snack sales;

•	Raising full-year sales guidance to $920 million to $945 million;

•	Raising full-year EPS guidance to $2.43 to $2.49.
SAN FRANCISCO, CA, December 8, 2010 — Diamond Foods, Inc. (NASDAQ: DMND) today reported strong financial performance for its first quarter of fiscal 2011 and increased guidance for the full-year.
For the three months ended October 31, 2010, net sales grew 40 percent, with retail sales growing 58 percent to $227.8 million and snack sales increasing 130 percent to $137.6 million. Non-retail sales declined 32 percent to $24.8 million due primarily to the later tree nut harvest. Operating income increased 7 percent to $27.5 million, which includes a 98 percent increase in advertising for the quarter compared to the prior year. Fully diluted earnings per share (EPS) was $0.64, and excluding integration costs related to the acquisition of Kettle Foods, non-GAAP EPS was $0.65.
“We are pleased with the organic growth in our base retail business, which has been augmented by the addition of Kettle,” said Michael J. Mendes, Chairman, President and CEO. “Our strong performance gives us the confidence to further invest in our brands while increasing our sales and earnings guidance.”
Corporate Highlights
•	Based on syndicated data for the 12-week period ended October 30, 2010 in U.S. grocery stores[1]:
•	Emerald’s dollar sales grew 32 percent compared to 6 percent for the category and drove a 190 basis point market share gain over the prior year period;

•	Pop Secret’s dollar sales grew 4 percent, while the category declined 8 percent, resulting in a 300 basis point increase in market share;

•	Kettle’s U.S. dollar sales grew 11 percent compared to 4 percent for the category, adding 20 basis points of share over the prior year period;

•	Diamond of California dollar sales grew 1 percent while the category declined 5 percent, increasing market share by 160 basis points to a level that is almost 10 times greater than the nearest branded competitor.
•	In the U.K., Kettle’s sales grew 10 percent for the 12-week period and gained 10 basis points in market share in grocery[2]. In the impulse channel, Kettle U.K. sales grew 31% based on significant new penetration. Kettle Ridge Crisps have been authorized for listing by all major U.K. grocery multiples, and demand for the new Kettle Multi-pack items is exceeding expectations.

•	Increasingly, sales are being generated outside of grocery stores in non-scanned channels. During the quarter, both Emerald and Pop Secret benefited from expanded distribution in the drug and mass channels. The new Kettle Tias! product line was successfully launched in the natural channel.
•	Several products, including single-serve Kettle Brand potato chips, Pop Secret Magic Colors, and Emerald Breakfast on the Go, have been authorized by customers and will begin shipping in the second quarter of fiscal 2011.
•	Investment in advertising nearly doubled to $12.5 million, up from $6.3 million in the prior year period, reflecting continued focus on brand building.
•	A quarterly dividend of $0.045 per share was paid on November 3, 2010 to shareholders of record as of October 22, 2010.

[1]	Source: Nielsen U.S. Food Stores;

[2]	Source: Nielsen EPOS Total Market
Financial Highlights
For the quarter, gross profit as a percentage of net sales was 25.2 percent.
Selling, general and administrative expense (SG&A) was $23.1 million during the quarter, or 9.1 percent of net sales compared to 7.5 percent of net sales during the prior year’s period. The percentage increase reflects the impact of the Kettle acquisition.
The effective tax rate was 33.6 percent for the quarter, reflecting the favorable impact from tax planning initiatives and lower tax rates associated with the Kettle operations.
Adjusted EBITDA grew 28 percent to $37.1 million.
As of October 31, 2010, total debt outstanding was $555 million.
Financial Outlook
For the second quarter of fiscal 2011, we expect sales of between $255 million and $265 million and non-GAAP EPS of between $0.85 and $0.91, reflecting an increase in first half of fiscal year guidance from $1.45 to $1.55 per share to $1.50 to $1.56 per share compared to $1.35 per share last year.
For the full year of fiscal 2011, we now expect sales of between $920 million and $945 million compared to $910 million and $940 million previously, which implies growth of 35 percent to 39 percent above fiscal 2010. We expect non-GAAP EPS to range from $2.43 to $2.49 compared to $2.38 to $2.48 previously. This implies net income growth of between 48 percent and 51 percent over fiscal 2010 non-GAAP results. This guidance reflects:
•	Snack sales of between $540 million to $560 million;

•	Gross margin growth of 200 to 300 basis points over 2010;

•	An increase in our investment in advertising to between $40 million and $43 million in 2011, up from $33 million in 2010;

•	Planned infrastructure investments in SG&A;

•	Operating income as a percent of net sales of 11.5 percent to 12.0 percent, excluding acquisition and integration costs, reflecting a 200 to 250 basis point increase over 2010;

•	An effective tax rate of 32 percent to 34 percent, reflecting an improvement from previous guidance of 34 to 36 percent;

•	Capital expenditures in the range of $35 million to $40 million, a $5 million increase over previous guidance, primarily reflecting capacity increases at our chip facilities in the U.S. and U.K.
Conference Call
Diamond will host an investor conference call and web cast today, December 8, 2010, at 4:30 p.m. Eastern Time to discuss these results. To participate in the call via telephone, dial (888) 211-7360 from the U.S./Canada or (913) 312-1393 elsewhere and enter a confirmation code of 451-2522. In order to listen to the call over the internet, visit our website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on our website or via telephone. The latter will begin at 7:30 p.m. Eastern Time today, and remain available through 7:30 p.m. Eastern Time on December 15, 2010. It can be accessed by dialing (888) 203-1112 from the U.S./Canada or (719) 457-0820 elsewhere. Both phone numbers require the conference code listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Summary
Net Sales by Product Line:

	Three months ended
	October 31
			% Prior
(in thousands)	2010	2009	Year

Snack	$137,624	$59,833	130%
Culinary	67,675	64,724	5%
In-shell	22,452	19,599	15%

Total retail	227,751	144,156	58%

International non-retail	21,015	23,119	-9%
N. American Ingredient/Food Service and Other	3,800	13,366	-72%

Total non-retail	24,815	36,485	-32%

Total	$252,566	$180,641	40%

Summarized Statement of Operations:

	Three months ended
	October 31
(in thousands, except per share amounts)	2010	2009

Net sales	$252,566	$180,641
Cost of sales	188,970	135,150

Gross profit	63,596	45,491
Operating expenses:
Selling, general and administrative	23,103	13,497
Advertising	12,469	6,292
Acquisition and integration related expenses	499	—

Total operating expenses	36,071	19,789

Income from operations	27,525	25,702
Interest expense, net	6,117	1,248

Income before income taxes	21,408	24,454
Income taxes	7,194	9,524

Net income	$14,214	$14,930

Earnings per share (EPS):
Basic	$0.65	$0.90
Diluted	$0.64	$0.88
Shares used to compute EPS:
Basic	21,489	16,269
Diluted	21,947	16,685
Summarized Balance Sheet Data:

	October 31
(in thousands)	2010	2009

Cash & equivalents	$8,012	$6,591
Trade receivables, net	122,660	84,267
Inventories	205,518	174,397
Current assets	359,910	281,883
PP&E, net	118,243	51,581
Other intangible assets, net	447,052	97,417
Goodwill	396,788	75,243
Current liabilities, excluding debt	227,984	202,142
Total debt	555,000	111,303
Stockholders’ equity	395,688	188,131

Non-GAAP Financial Information
We have provided the following non-GAAP financial information for the three months ended October 31, 2010 and 2009.
Reconciliation of income before income taxes to non-GAAP EPS:

	Three months ended
	October 31,
(in thousands, except per share amounts)	2010	2009

GAAP income before income taxes	$21,408	$24,454
Adjustments to remove costs associated with Kettle Foods acquisition and integration	499	—

Non-GAAP income before income taxes	21,907	24,454

GAAP income taxes	7,194	9,524
Tax effect of Non-GAAP adjustments	167	—

Non-GAAP income taxes	7,361	9,524
Non-GAAP net income	$14,546	$14,930

Non-GAAP EPS-diluted	$0.65	$0.88
Shares used in computing Non-GAAP EPS-diluted *	22,357	17,029

*	Includes shares associated with participating securities
Reconciliation of net income to Adjusted EBITDA:

	Three months ended
	October 31,
(in thousands)	2010	2009

Net income	$14,214	$14,930
Income taxes	7,194	9,524

Income before income taxes	21,408	24,454
Interest expense, net	6,117	1,248

Income from operations	27,525	25,702
Acquisition and integration related expenses included in operating expenses and cost of goods sold	499	—
Stock-based compensation expense	1,580	571
Depreciation and amortization	7,472	2,634

Adjusted EBITDA	$37,076	$28,907

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	In the first quarter of fiscal 2011, $0.5 million in costs were incurred as a result of the integration of Kettle Foods.
•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned integration costs. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. The words “anticipate,” “expect,” “believe,” “goal,” “plan,” “intend,” “estimate,” “may,” “will,” “would” and similar expressions and variations thereof are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond Foods is a high-growth innovative packaged food company focused on building, acquiring and energizing brands including Kettle chips, Emerald® snacks, Pop Secret® popcorn, and Diamond of California® culinary and snack nuts. Our products are distributed in a wide range of stores where snacks and culinary nuts are sold.
Corporate Web Site: www.Diamondfoods.com
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Contacts

Investors:	Media:
Linda Segre	Stephen Sibert
Senior Vice President	Vice President
Corporate Strategy	Corporate Affairs and Communications
lsegre@diamondfoods.com	ssibert@diamondfoods.com
415-445-7444	415-445-7444